Exhibit 10.4

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

FACe Pricing ProposalProposal

January 17th, 2020

Netpay International

Presented by: Enterprise Business Development

Cody Moore	Illinois Office
Title EBDM	201 Main St. Roselle, IL 60172
Email: cmoore@nmi.com	Utah Office
Ph: 847-352-4850 x 168	2174 W Grove Parkway, Suite 150
Fax: 888-829-3631	Pleasant Grove, UT 84062

Pricing Proposal

FACe Facilitation Enablement

FACe	Setup Fee $0
Discount rate [***]
Payment facilitation processing: processor merchant approval and onboarding for credit card and ACH.	Per Transaction Fee [***]
Chargeback transaction Fee [***]

Note: Fees paid other than via ACH are subject to a $100 convenience fee. Actual branding fees may be higher if branding occurs at a later date. Pricing subject to change.

Please sign your name and date below indicating your understanding and acceptance of these fees. Upon receipt of the signed copy of this proposal, we will contact you to configure your Payment Gateway Account so you can begin offering payment gateway services to your merchant customers.

Network Merchants, LLC.	Netpay International

/s/ TJ Fund	/s/ Limor Mamon CFO 26/3/2020
(Signature)	NMI (Signature) (Title) (Date)

AFFILIATE PARTNER AGREEMENT FACe ADDENDUM

This Affiliate Partner Agreement FACe Addendum (“FACe Addendum”) amends and supplements that certain Affiliate Partner Agreement, as supplemented and amended, by and between Network Merchants LLC (“Gateway Provider”) and Affiliate Partner (“Agreement”) and is made and entered into as of _December 16_, 2016__ (“Addendum Effective Date”). Gateway Provider owns and operates certain technology (the “FACe Platform”) to assist Payment Facilitators (as such term is defined in the operating rules of the Card Associations (“Rules”)). Affiliate Partner desires to use the FACe Platform, and Gateway Provider desires to provide the FACe Platform to Affiliate Partner subject to the terms and conditions set forth in this Addendum. Therefore, for valuable consideration, the sufficiency of which is acknowledged, the parties desire to supplement and amend the Agreement as follows:

1. Definitions.

Words and phrases with initial letters capitalized and not otherwise defined herein shall have the meanings set forth in the Agreement.

2. Amendments to Agreement.

2.1 Amendment to Agreement Section 5.

Section 5 of the Agreement is hereby amended by adding the following to the end thereof:

“(a) Gateway Provider will provide Affiliate Partner access to the FACe Platform. The services provided to Affiliate Partner under this FACe Addendum will be included for all purposes in the definition of “Gateway Provider Services” in the Agreement. Affiliate Partner shall be fully responsible for the transactions and activities of all customers and Merchants of Affiliate Partner, Sub-Affiliate Partners and/or Other Affiliate Partners that are boarded through or are utilizing the FACe Platform, and agrees to assume all risk of loss on such transactions and activities and all liability incurred by it and by Gateway Provider with regard thereto. Affiliate Partner will notify Gateway Provider if it is a Payment Facilitator sponsored by a third party other than Vantiv, LLC or Wells Fargo Bank, N.A., and Gateway Provider may, within its sole discretion, provide the functions set forth in this Section with regard to such other third party Payment Facilitator sponsor. Gateway Provider reserves the right to change all or part of the protocols and the network configuration used by Gateway Provider in providing the Gateway Provider Services, and Gateway Provider may modify, upgrade, or otherwise alter the FACe Platform so long as such action is substantially identical across all of Gateway Provider’s similarly situated customers. Affiliate Partner shall randomly check all output information produced by Gateway Provider to determine if such information is correct and will promptly report any errors or failure to perform discovered therein to Gateway Provider. Any such errors must be reported by Affiliate Partner to Gateway Provider within one (1) year of when such error or failure to perform are known to Affiliate Partner. Gateway Provider shall be entitled to rely upon data, information, and instructions provided to Gateway Provider by or on behalf of Affiliate Partner. In no event shall Gateway Provider be liable with respect to any loss, liability, cost, damage, or expense arising out of a claim by Affiliate Partner or by third parties in connection with the data, computations, and services provided and/or performed by Gateway Provider hereunder to the extent that such data, computations, and/or services as to which such claim arises were provided and/or performed in accordance with Affiliate Partner’s written requirements and/or instructions in such regard, including but not limited to, Affiliate Partner’s memoranda, data entry instructions, or computer field instructions. In addition, Gateway Provider will perform the following functions, as more fully described and subject to the terms set forth in the attached FACe Addendum Exhibit A:

(i)Seamless Onboarding.

(ii)Real-Time Sub-Merchant Creation and Management.

(iii)Know Your Customer Service and Reporting.

(iv)Sub-Merchant Accounting and Billing Services.

(v)Sub-Merchant Statements.

(vi)Reconciliation Reporting.

(vii)Automated Chargeback Importation and Notification.

(viii)Consolidated Gateway and FACe Reporting.”

2.2 Amendment to Agreement Section 6.2.

Section 6.2 of the Agreement is hereby amended by adding the following to the end thereof:

“Affiliate Partner hereby irrevocably authorizes Gateway Provider to initiate via ACH debit entries to that Affiliate Partner depository account identified by Affiliate Partner to Gateway Provider (“Affiliate Partner Account”) in the amount of the fees set forth in the Affiliate Partner Fee Schedule located in the Control Panel of the Gateway Partner Web Site related to the FACe services provided by Gateway Provider and described in the Affiliate Partner Agreement FACe Addendum. Such debits shall occur each month for the previous month’s activity in the amounts owed to Gateway Partner under this Agreement. If such fees, individually or in aggregate with all other fees due to Gateway Provider, accrue to more than $50.00 at any time in any given month, Gateway Provider may invoice Affiliate Partner or debit the Affiliate Partner Account for the full amount due on a more frequent basis, at Gateway Provider’s discretion. This ACH authorization will remain in effect after the later of the termination of the FACe Addendum or the termination of the Agreement, and until Gateway Provider has received written notice terminating this authorization and all of Affiliate Partner’s obligations to Gateway Provider have been paid in full. In the event Affiliate Partner changes the Affiliate Partner Account, it will notify Gateway Provider, and this authorization will apply to the new account. If Affiliate Partner believes that any amount debited was made in error, Affiliate Partner must notify Gateway Provider in writing within 30 days after the debit in question was made. Such written notice must include: (a) Affiliate Partner’s name, (b) the dollar amount of the asserted error, (c) a description of the asserted error, and (d) an explanation of why Affiliate Partner believes an error exists and the cause of it, if known. Failure to notify Gateway Provider party within such time period will result in Gateway Provider not being responsible for investigating or remedying any asserted errors. If Affiliate Partner notifies Gateway Provider after such time period, Gateway Provider shall not have any obligation to adjust the fees for any asserted error.”

2.3 Amendment to Agreement Section 7.

Section 7 of the Agreement is amended by adding the following new Section to the end thereof:

“7.6

Termination of FACe Addendum.

The FACe Addendum may be terminated by either party in accordance with the terms and conditions set forth in Section 7 of the Agreement, without, at such terminating party’s option, terminating the remainder of the Agreement.”

2.4 Amendment to Agreement Section 8.1.

Section 8.1 of the Agreement is amended by adding the following to the end thereof:

“(c)Affiliate Partner is fully registered as a Payment Facilitator under the Rules; and

(d)Affiliate Partner is and will remain compliant with all Card Association, NACHA, and state and federal laws and regulations when utilizing the FACe Platform and Gateway Provider Services.”

2.5 Amendment to Agreement Section 9.2.

Section 9.2 of the Agreement is amended by adding the following to the end thereof:

“In addition, Affiliate Partner assumes all liability, and shall be responsible for all losses incurred by Affiliate Partner and all losses incurred by Gateway Provider, associated with the FACe Platform functionality used by Affiliate Partner, Sub-Affiliate Partners, and/or Other Affiliate Partners, including but not limited to all liability and losses associated with or arising out of any FACe Event. Affiliate Partner shall be fully liable to Gateway Provider for, and shall completely indemnify, defend and hold harmless Gateway Provider, its Third Party Service Providers, and any of their officers, directors, agents and employees from and against any and all liability, loss, penalty, fine, settlement, cost, damage, injury, or expense, including but not limited to attorneys’ fees and litigation expenses, incurred by Gateway Provider arising out of or related to: any FACe Event; or any access to, use of, activity through, or modification made through Gateway Provider’s Website, the Affiliate Control Panel, and/or the FACe Platform. This Section shall survive termination of this Agreement or Addendum.”

2.6 Amendment to Agreement Section 10.

Section 10 of the Agreement is amended by adding the following to the end thereof:

“Affiliate Partner acknowledges and agrees that the FACe Platform merely transmits data provided by Affiliate Partner or its agents, and that Gateway Provider shall not be liable for the content, results, or implications of any such data, including but not limited to inaccurate or incomplete data, payment amounts and depository account routing information, or the fraudulent use of such data, transmitted through the FACe Platform. Gateway Provider makes no representation or warranty that the FACe Platform will comply with the technological requirements of Affiliate Partner’s sponsorship program, and Affiliate Partner is solely responsible for ensuring that its sponsor institution supports use of the FACe Platform. Any change in the technological requirements of Affiliate Partner’s sponsor institution may result in temporary or permanent communication errors or failures between the FACe Platform and Affiliate Partner’s sponsor institution, and all liability associated with or arising out of such communication errors or failures shall be the sole responsibility of Affiliate Partner, including but not limited to settlement failures, deposit failures, misdirected deposits, unauthorized transactions, unreported transactions, fines or fees associated with the failure to fulfill the functions set forth on FACe Addendum Exhibit A, chargebacks, assessments, and any other fees or expenses.”

2.7 Amendment to Agreement Section 11(b).

Section 11(b) of the Agreement is amended by deleting that Section in its entirety and replacing it with the following:

“(b) GATEWAY PROVIDER’S TOTAL CUMULATIVE LIABILITY TO AFFILIATE PARTNER, WHETHER IN CONTRACT OR TORT, WITH RESPECT TO ANY CLAIM UNDER THE FACe ADDENDUM OR THIS AGREEMENT SHALL BE LIMITED TO THE AGGREGATE COMPENSATION PAID TO GATEWAY PROVIDER THROUGH THE CLAIMING AFFILIATE PARTNER ACCOUNT DURING THE THIRTY (30) DAYS PRIOR TO THE EVENT RELATED TO ANY SUCH CLAIM OF LIABILITY OR $1,500, WHICHEVER IS LESS.”

2.8 Amendment to Agreement Section 13.1.

Section 13.1 of the Agreement is amended by adding the following to the end thereof:

“The FACe Platform and the terms of the FACe Addendum shall be for all purposes the Confidential Information owned by Gateway Provider.”

2.9 Amendments to Agreement Exhibit A.

The following definitions in Exhibit A of the Agreement are revised as follows:

The definition of “Merchant” in the Agreement is hereby amended by adding the following to the end thereof: “Merchant also means for all purposes under this Agreement any “Sub-Merchant” or “Sponsored Merchant” of Affiliate Partner or of a Sub-Affiliate Partner, as the terms “Sub-Merchant” and “Sponsored Merchant” are defined in the Rules, as such Rule definitions may be amended from time to time.”

The following new definitions are added to Exhibit A:

“FACe Event” means any one or more of the following, whether such event is as a result of the act or omission of Affiliate Partner or is the act or omission of any third party: the unauthorized or fraudulent access or use of the FACe Platform to create Merchant gateway accounts; fraud conducted by a Merchant; inaccurate information entered into the FACe Platform, including but not limited to bank account information, routing information, fee amounts, discount percentages, payment timing, payment amounts, or reserve amounts; communication failures between the FACe Platform and Affiliate Partner’s sponsor institution; unauthorized transactions; unauthorized deposits; fraudulent deposits; misdirected deposits; and all chargebacks, fees and amounts incurred by Gateway Provider attributable thereto.

“Sub-Affiliate Partner” means any third party that utilizes Affiliate Partner’s Merchant Identification Number or whose Merchants are utilizing the Gateway Account.”

3. Miscellaneous.

3.1 This FACe Addendum shall be incorporated into and made a part of the Agreement. Except as revised by this FACe Addendum, all provisions of the Agreement remain in full force and effect. If there is any inconsistency between the terms of this FACe Addendum and the terms of any agreement Affiliate Partner has entered into, the terms of this FACe Addendum will prevail.

Network Merchants LLC		Netpay International

By:	/s/ TJ Fund	By:	/s/ Limor Mamon
Name:	TJ Fund	Name:	Limor Mamon
Title:	SVP & General Counsel	Title:	CFO

Affiliate Partner Agreement Addendum

Last Revised January, 2016

CONFIDENTIAL